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Contact:	Robert C. Weiner
Vice President, Investor Relations
904-332-3287

PSS WORLD MEDICAL PROVIDES UPDATED FISCAL

YEAR 2007 FINANCIAL GUIDANCE

Jacksonville, Florida (December 19, 2006) – PSS World Medical, Inc. (NASDAQ GS:PSSI) today announced that it has revised its fiscal year 2007 financial guidance due to lower sales of influenza vaccine compared with previous expectations.

PSS now expects to distribute approximately 4.25 million doses of influenza vaccine during fiscal year 2007, compared with its previous estimate and purchases of approximately 5.0 million doses, leaving approximately 78,000 vials of flu vaccine unsold and on-hand as of today. The Company attributed this to a significant oversupply of vaccine in the market and, to date, a mild influenza season.

The Company revised its fiscal year 2007 earnings per share goal to $0.69 to $0.71 per diluted share. The Company reiterated its goal of achieving $58 to 60 million of cash flow from operations for fiscal year 2007.

David A. Smith, President and Chief Executive Officer, commented, “We are very disappointed by this development. We buy and sell flu vaccine for the convenience of our customers rather than as a strategic growth initiative. Based on the oversupply of flu vaccine and little evidence of a flu season, we have been impacted by a number of our customers taking the unusual action of reducing their vaccine orders prior to shipment. This reduction in orders is likely to leave us with inventory of vaccine that will expire at the end of this year’s flu season.”

“We currently anticipate a potential industry oversupply next year, and therefore we will not include flu sales in our metrics or goals for fiscal year 2008. We had previously expected to generate a similar amount of flu vaccine sales and profit in fiscal year 2008,” said Smith.

The Company will conduct an investor conference call to discuss the information in this press release on Wednesday, December 20, 2006, at 8:30 a.m. EST. The number for this teleconference is 212-346-6586.

PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations for both the consolidated company and for each of its businesses in fiscal years 2007 - 2009; the expected operational cash flow in fiscal years 2007- 2009; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expected flu vaccine sales during fiscal years 2007, 2008 and 2009; expected pharmaceutical product sales in Florida and all other of the 50 U.S. states in fiscal years 2007- 2009; and expected sales growth from durable medical equipment, housekeeping, revenues derived from home care, hospice and assisted living customers, for revenue, operating income, operating margin,cash flow from operations and earnings per share for fiscal years 2007, 2008 and 2009, as well as other expectations of growth and financial and operational performance. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our suppliers and vendors; our reliance on a limited number of chain business elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; lower revenue and earnings that may result from competition; the ability of the Company to adequately defend or reach a settlement on outstanding litigation matters and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in legislation and regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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